Exhibit 99.1

OnePak relationship with NYK terminated

Contact:	FOR IMMEDIATE RELEASE
Philip G. Baker, Director
Investor Relations/Media Enquiries
888-625-6116 ext. 7
IR@OnePak.com

Orleans, MA

March 25, 2010

OnePak, Inc. (“OnePak”) (CNSX: OPK) announced today that NYK Logistics (Americas) Inc. (“NYK Logistics”) has responded to OnePak’s deadline for signing a key agreement by terminating NYK Logistics’ vendor/vendee relationship with OnePak. NYK Logistics has been using OnePak’s proprietary ScanPak mobile computing solution and OneTrace inventory scanning and tracking software in connection with NYK Logistics’ provisioning of transportation services to Dell Inc. The revenue generated from the vendor/vendee relationship with NYK Logistics has amounted to approximately 12% of OnePak’s total revenues since the inception of the NYK Logistics business relationship in September 2008. OnePak expects to replace the lost revenues during the next 12 months.

About ONEPAK

OnePak, Inc. is an environmental information technology company, uniquely specializing in the new regulatory-driven niche of “e-waste” management. The company has developed a patent-pending process for capturing, tracking and managing asset data during the I.T. asset collection logistics process.

OnePak’s primary clients are computer and electronics manufacturers, leasing companies, recyclers, and logistics providers. The company’s cleantech logistics services and technologies help businesses comply with new “green” regulatory mandates affecting the safe handling and ecological disposal of obsolete electronics.

Visit www.OnePak.com for more information.

Special Note

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on OnePak’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; our ability to establish a cost advantage over our competitors; our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends; information technology failures; our ability to properly manage the distribution of our products and services; our ability to attract, retain and motivate key personnel; and the effect of natural disasters and public health issues. For a discussion of those and other factors affecting OnePak’s business and prospects, see OnePak’s periodic filings with the Securities and Exchange Commission, the CNSX and Canadian securities regulators. The CNSX does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.